Exhibit 99.1


           PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact:        John E. Anderson
                Chief Executive Officer 904/396-5733, Ext. 3215
________________________________________________________________


PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE
THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL YEAR 2003.

Jacksonville, Florida; August 6, 2003 - Patriot Transportation
Holding, Inc. (NASDAQ-PATR) reported results for the third quarter and nine months ended June 30,2003.

The Company reported net income of $1,346,000 or $.45 per diluted share for the third quarter of fiscal year 2003, a decrease of $231,000 or 14.6% when compared to the same quarter last year. Net income for the first nine months of fiscal 2003 was $2,906,000 or $.94 per diluted share, a decrease of $1,441,000 or 33.1% from the first nine months of fiscal year 2002. Net income for the quarter and nine months ended June 30, 2003 was adversely affected by higher risk insurance premiums and claims expense related to prior years' workers compensation occurrences.

THIRD QUARTER OPERATING RESULTS. For the third quarter of Fiscal
2003, consolidated revenues were $27,031,000, an increase of $2,155,000 or 8.7% over the same quarter last year.

The transportation segment's revenues for the third quarter of Fiscal 2003 were $23,079,000, an increase of $1,799,000 or 8.5%
over the same quarter last year. Approximately $1,375,000 of this increase was a result of a 6.7% increase in miles hauled in the third quarter of 2003 over the same quarter last year. The balance of the increase was primarily due to higher fuel surcharges billed to mitigate rising fuel costs. The increase in miles hauled resulted primarily from new business generated from the May 30, 2002 acquisition of the operating assets of Infinger Transportation, Inc. (Infinger) and a 9.8% increase in miles in the flatbed operations from the same quarter last year.

Real estate revenues were $3,952,000 for the third quarter of Fiscal 2003, an increase of $356,000 or 9.9% from the third quarter of Fiscal 2002. Royalties from mining contracts increased $483,000 or 56.0% primarily resulting from a 31.3% increase in tons mined and an increase in average royalty per ton mined as compared to the same quarter last year. Revenues from flex office-warehouse properties increased $56,000 or 2.7%, primarily due to an 8.2% increase in average leased square feet and minimal price increases. The real estate group had property sales of $3,000 in the third quarter of 2003 compared to property sales of $199,000 in the third quarter of 2002.

Consolidated gross profit for the third quarter of 2003 was $5,118,000, a decrease of $340,000 or 6.2% from the third quarter of last year. Gross profit in the transportation segment decreased $790,000 or 23.1% primarily due to higher risk insurance premiums and claims expense related to prior years' workers compensation occurrences. Additionally, depreciation expense is higher as a result of the Infinger asset additions and a newer trucking fleet.

Gross profit in the real estate segment increased $450,000 or 22.1% from the third quarter of 2002 due to increased royalties from mining operations and improved gross profit from developed properties, partially offset by reduced profit from property sales.

Net income was $1,346,000 or $.45 per diluted share for the third quarter of Fiscal 2003 compared to $1,577,000 or $.50 per diluted share for the same quarter last year.

                                 over
                _______________________________________
1801 ART MUSEUM DRIVE / JACKSONVILLE, FLORIDA 32207 / (904) 396-5733

NINE MONTHS OPERATING RESULTS. For the nine months of Fiscal 2003, consolidated revenues were $76,146,000, an increase of $4,771,000 or 6.7% over the same period last year.

The transportation segment's revenues for the nine months of Fiscal 2003 were $65,057,000, an increase of $4,818,000 or 8.0% over the same period last year. Approximately $2,771,000 of this increase resulted from a 4.5% increase in miles hauled primarily due to the Infinger acquisition on May 30, 2002, partially offset by the loss of a major customer. The balance of the increase was primarily due to higher fuel surcharges as a result of rising fuel costs.

Real estate revenues were $11,089,000 for the first nine months of 2003, a decrease of $47,000 or 0.4% from the first nine months of 2002. Royalties from mining contracts decreased $365,000 or 7.3% primarily resulting from completion of mining at two locations during the third quarter of 2002. Revenues from flex office-warehouse properties increased $468,000 or 7.9%, primarily due to a 7.9% increase in leased square feet and modest price increases. Property sales were $68,000 in the nine months of 2003 as compared to property sales of $219,000 during the nine months of 2002.

Consolidated gross profit decreased $2,128,000 or 13.7% for the nine months as compared to the same period last year. Gross profit in the transportation segment decreased $2,198,000 or 24.2% as a result of higher fuel costs per mile and higher risk insurance premiums and claims expense related to prior years' workers compensation occurrences. Additionally, depreciation expense was higher as a result of the Infinger asset additions and a newer trucking fleet.

Gross profit in the real estate segment increased $70,000 or 1.1% from the nine months of 2002 due to a $458,000 increase in gross profit from newly developed properties which was mostly offset by decreased royalties from mining operations.

Net income was $2,906,000 or $.94 per diluted share for the first nine months of 2003 compared to $4,347,000 or $1.37 per diluted share for the same period last year.

SUMMARY AND OUTLOOK.   The Company's real estate development operations
have continued to benefit from a favorable national interest rate environment and encouraging tenant occupancy. Positive market acceptance continues for the Company's flexible office-warehouse product, implying further development expansion.

Overall freight demand for the Company's transportation group has gradually strengthened, though still somewhat muted in markets served by the tank truck operations as an uncertain national economy has dampened travel and resulting fuel consumption. Freight rate increases and improved efficiencies from equipment utilization will be pursued to offset chronic increases in risk and health insurance expenses.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities.
SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeast, Midwest and Mid-Atlantic States, hauling primarily construction materials. The Company's real estate group, through subsidiaries, acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


                                continued

                 PATRIOT TRANSPORTATION HOLDING, INC.
            Summary of Consolidated Revenues and Earnings
               (In thousands except per share amounts)

                                  Three Months         Nine Months
                                     Ended                Ended
                                   June 30,             June 30,


                                2003       2002      2003      2002
                                ____       ____      ____      ____

Net sales                       $27,031    24,876    76,146    71,375
Gross profit                    $5,118     5,458     13,363    15,491
Income before income taxes      $2,206     2,629     4,763     7,245
Net income                      $1,346     1,577     2,906     4,347
Earnings per common share:
          Basic                 $.45       .50        .95      1.38
          Diluted               $.45       .50        .94      1.37
Weighted average shares
outstanding:
          Basic                 2,982      3,145     3,056     3,141
          Diluted               3,022      3,178     3,088     3,166






                 PATRIOT TRANSPORTATION HOLDING, INC.
                 Condensed Balance Sheets (Unaudited)
                       (Amounts in thousands)

                                        June 30,   September 30,
                                          2003         2002
                                          ____         ____

Cash and cash equivalents               $1,572           529
Accounts receivable, net                 7,329         7,343
Other current assets                     3,413         3,618
Property, plant and equipment, net     146,273       138,367
Other non-current assets                 5,832         5,606
                                       _______       _______
               TOTAL ASSETS           $164,419      $155,463
                                      ________      ________
                                      ________      ________

Current liabilities                     10,245        11,972
Long-term debt (excluding current       60,692        47,290
  maturities)
Deferred income taxes                   10,069        10,062
Other non-current liabilities            7,053         6,979
Shareholders' equity                    76,360        79,160
                                        ______        ______

              TOTAL LIABILITIES AND
               SHAREHOLDERS' EQUITY   $164,419      $155,463
                                      ________      ________
                                      ________      ________


              PATRIOT TRANSPORTATION HOLDING, INC.
                       BUSINESS SEGMENTS
                    (Amounts in thousands)
                         (Unaudited)

The Company has identified two business segments, Transportation and Real Estate. All of the Company's operations are located in the Southeastern and Mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:

                                Three Months Ended  Nine Months Ended
                                      June 30,          June 30,
                                      ________          ________

                                  2003     2002       2003     2002
                                  ____     ____       ____     ____

Transportation Revenues           23,079   21,280     65,057   60,239
                                  ______   ______     ______   ______

Real Estate Revenues:
   Royalties, rentals & other      3,949    3,397     11,021   10,917
   Property sales                      3      199         68      219
                                   _____    _____     ______   ______

        Total                      3,952    3,596     11,089   11,136
                                   _____    _____     ______   ______

Total Revenues                   $27,031   24,876     76,146   71,375
                                 _______   ______     ______   ______
                                 _______   ______     ______   ______


Transportation Operating Profit:
   Current operations            $   955    1,651      1,957    4,015
   Closed operations                  12       97         78      278
                                 _______    _____      _____    _____

        Total                        967    1,748      2,035    4,293
                                 _______    _____      _____    _____

Real Estate Operating Profit (loss):
   Royalties, rentals & other      2,504    1,883      6,415    6,282
   Property sales                    (18)     153         47      110
                                   ______   _____      _____    _____

        Total                       2,486   2,036      6,462    6,392
                                   ______   _____      _____    _____

Corporate Expenses                  (348)    (352)    (1,111)  (1,058)
                                   ______   ______    _______  _______

Total Operating Profit           $  3,105    3,432      7,386    9,627
                                 ________   ______    _______   ______
                                 ________   ______    _______   ______


Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.